Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - February 2013

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	18.49%
Less: Coupon	0.56%
Servicing Fee	1.50%
Net Credit Losses	3.59%
Excess Spread :
February-13	12.84%
January-13	11.39%
December-12	12.80%
Three Month Average Excess Spread	12.34%

Delinquency:
30 to 59 Days	0.49%
60 to 89 Days	0.44%
90+ Days	0.99%
Total	1.92%

Principal Payment Rate	22.57%